CONTACT MINERALS CORP.
Suite 706, 595 Hornby Street
Vancouver, British Columbia, Canada V6C 2E8
Telephone: (604) 629-1007

CONTACT MINERALS ISSUES $75,000 CONVERTIBLE NOTES

Vancouver, British Columbia – (OTCBB: CNTM) On February 10, 2010, Contact Minerals Corp. (the “Company”) issued an aggregate of $75,000 of 10% convertible notes (the "Issued Notes") under a private placement offering approved by the Company's Board of Directors on January 8, 2009. The Notes are due on January 31, 2011, bear interest at 10% per annum payable annually and may be converted into such number of shares of the Company’s common stock as shall be equal to the principal amount of the Note to be converted divided by $0.05 ($0.10 pre-2-for-1 forward split).

This private placement was completed pursuant to the provisions of Regulation S promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”) and under National Instrument 45-106 adopted by Canadian securities regulators. The Company did not engage in a distribution of this offering in the United States. The investors represented that they were not US persons as defined in Regulation S, and have provided representations indicating that they were acquiring the Company’s securities for investment purposes only and not with a view towards distribution.

The proceeds of the Offering are being used for working capital purposes.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

This news release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this news release.

For more information contact:

Contact Minerals Corp.
Kerry J. McCullagh, President
Tel: (604) 629-1007